                                                                   EXHIBIT 10.38


                             LICENSE AGREEMENT FOR

                   USE OF ALLIANCE OF CHILDREN'S HOSPITALS'

                    SEAL OF ACCEPTANCE BY THE MANUFACTURER


This License Agreement (the "Agreement") made December 1st, 1995, between Luther Medical Products, Inc. a California corporation (hereinafter "Manufacturer") with principal offices at 14332 Chambers Road, Tustin, CA, and the Alliance of Children's Hospitals, Inc., a Kansas corporation (hereinafter "Alliance") with principal offices at 6803 West 64 Street, Suite 208, Shawnee Mission, Kansas 66202.


WHEREAS the Alliance is principally involved in the study, evaluation and dissemination of information with regard to pediatric health products and their adjuncts which are offered to the public or to the pediatric health professional; and


WHEREAS the Manufacturer wishes to obtain from the Alliance a license to use, in a manner and under conditions herein set forth, the Alliance's Seal of Acceptance trademark, described and identified in Appendix 1; and


WHEREAS the Manufacturer, which is principally involved in the manufacture and distribution of health care products, agrees that this license is issued to and in accordance with the terms and conditions of this Agreement and the Alliance's Provisions and Procedures (Appendix 2), and the Alliance's Advertising Standards (Appendix 3), copies of which are attached hereto and incorporated herein by this reference; and


WHEREAS the Alliance has accepted for its Seal of Acceptance under its guidelines and procedures the products identified in Exhibit A (hereinafter the "Products").


IT IS THEREFORE AGREED:

1.   Grant of License
     ----------------
     a. The Alliance hereby grants to the Manufacturer the exclusive right and license in North America (including the United States of America, its territories and possessions) to utilize the name and depiction of the Alliance's Seal of Acceptance trademark, which is more fully described in

     Appendix 1 (hereafter the "Seal"), on and in connection with the advertising, promotion and sale of the products identified in Exhibit A.

     b. The Products are listed in Exhibit A attached. Also included are otherproducts which may be added my mutual agreement to the product line during the term of this Agreement

     c. The purpose of the license from the Alliance is to grant Manufacturer the right to disseminate the fact that the Products with the Seal have been reviewed by the Alliance and accepted by the Alliance as being useful in pediatric applications and for use in children's hospitals, in accordance with the procedures outlined in the attached Provisions and Procedures (see Appendix 2).

     d. Manufacturer shall use the Seal only in accordance with the guidelines set out in Appendix 3.

     e. Manufacturer may not grant sublicenses of Manufacturer's license for use of the Seal, except for the sole purpose of authorizing a subcontractor to product packaging or Products with the Seal for Manufacturer.


2.   License Fees:  Share of Revenues
     --------------------------------
In consideration for the license granted hereunder, Manufacturer agrees to pay the Alliance a yearly License fee of $5,000.00 to be paid in cash or 144 Stock and 3% percent of net sales of each L-Cath for Ports Product sold to all Child Health Corporation of America (CHCA) member hospital and 3% of net sales of all other Product sold in the United States to the extent the combined sales of the above Product exceed a quarterly base of $180,000.00.

"Net sales" is defined as all sales derived from sales orders which are placed on Products during the term of this Agreement less discounts, allowances, credits and returns (except that no attempt will be made to subtract a portion of Corporate Program discounts, allowances or rebates).


3.   Payment of Licensing Fees
     -------------------------
The yearly License Fee shall be due upon execution of this agreement and thereafter upon each anniversary. The Manufacturer shall keep and maintain accurate records of all sales of Products with and without the Seal and shall provide the Alliance a written sales summary within sixty (60) days after the end of each calendar quarter during the term of this Agreement and shall, concurrently with the rendering of such a statement, pay to the Alliance the license fees identified in Section 2 accrued during that calendar quarter. The Alliance shall have the right, at its own expense and not more often than once each calendar quarter, to examine the books of the Manufacturer to verify the written sales summaries and calculate the license fees due the Alliance pursuant to this Agreement.

4.   Term
     ----
The term of this Agreement shall commence on the date hereof and extend for three (3) years, subject to the following:
     a.   Manufacturer's Breach
          ---------------------

     If the Manufacturer commits a breach of this Agreement, the Alliance may give thirty (30) days written notice to the Manufacturer of the Alliance's intention to terminate this Agreement and the license granted hereunder. If breach is not cured within thirty (30) days after receipt of such notice by the Manufacturer (or steps have not been taken to cure the Breach within a reasonable time if the breach is one which cannot be cured within the thirty (30) day period and which shall be approved in writing by the Alliance), this Agreement shall terminate upon the date set forth in such notice without prejudice, however, to the payments due to the Alliance hereunder.

     b.  Abandonment
         -----------

     If the Manufacturer fails for a period of one (1) calendar year to sell any of the Products described under this Agreement, the Alliance may on thirty
     (30) days written notice to the Manufacturer terminate this Agreement and the License granted hereunder with regard to that Product, without prejudice, however, to the payments due to the Alliance hereunder.


5.   Changes in the Product
     ----------------------

The Manufacturer shall not utilize the Seal for any Product which has been changed or modified from the specifications exhibited when it was accepted by the Alliance, except for minor changes which would not affect the safety, efficacy or use of Product and that would not in Manufacturer's reasonable opinion require a premarket notification to or approval from the FDA under the Federal Food Drug and Cosmetic Act. The Manufacturer will notify the Alliance in writing of all proposed changes other than minor changes, and the Alliance will have sixty (60) days after receipt to approve or disapprove the proposed change. If the Alliance fails to respond within the time period provided, the proposed change shall be deemed accepted.

 6.  Removal of Seal
     ---------------

The Manufacturer shall not apply the Seal to any Product, packaging, advertising or promotional material for that Product after ninety (90) days after the effective date of termination or cancellation of this Agreement or withdrawal of the Alliance's approval of the Product.


7.   Manufacturer's Representations, Warranties and Indemnities
     ----------------------------------------------------------

     a. Manufacturer warrants and represents that (i) it has full authority to enter into this Agreement; (ii) it owns all right, title and interest in or has the right to sell Products with the Seal that it sells; (iii) it owns all right, title and interest in and to, or has been licensed the right to use, all trademarks, tradenames and trade dress other than the Seal used on or in connection with the promotion of Products with the Seal; (iv) such trademarks, tradenames and trade dress do not infringe the trademark or other property rights; and (v) the Products do not infringe the patent or other property rights of others.

     b. Manufacturer agrees to indemnify and hold the Alliance harmless against any claim, liability, loss or expense (including attorneys' fees) arising out of any breach of any warranty contained in Paragraph 7.a.


8.   Alliance's Representations, Warranties and Indemnities
     ------------------------------------------------------

     a. The Alliance represents and warrants that (i) it has full authority to enter into this Agreement; (ii) it has full right title and interest in the Seal; and (iii) the Seal does not infringe the trademark or property rights of others.

     b. The Alliance agrees to indemnify and hold Manufacturer harmless against any claim, liability, loss or expense (including attorneys' fees) arising out of any breach of any warranty contained in Section 8.a. above.


9.   Alliance's Rights
     -----------------

The Manufacturer recognizes the Alliance's property and rights in and to the Seal and agrees that it will not knowingly perform any act in derogation of such rights, nor permit others under its contract that are engaged in the subcontract manufacturing, distribution, merchandising, performance or production of the Product to do so. If such others under its contract perform such acts, the manufacturer agrees that it will take all reasonable steps as requested by the Alliance to prevent the continuation of such acts. In the event the Manufacturer makes any unauthorized reference to the Seal or in any other manner obligates the Alliance in violation of the terms of this Agreement, the manufacture agrees to indemnify and hold harmless the Alliance against all damages suffered, and to reimburse the Alliance to the extent of such damages, including but not limited to reasonable attorney's fees.

10.  Indemnification
     ---------------

The Manufacturer shall indemnify and hold harmless the Alliance from and against all claims, liabilities, losses, damages, costs or expenses (including attorney's fees) incurred by the Alliance which are caused by the negligent acts or omissions of Manufacturer pursuant to this Agreement, except to the extent due to the negligence or willful acts of the Alliance.

The Alliance shall indemnify and hold harmless the Manufacturer from and against all claims, liabilities, losses, damages, costs or expenses (including attorneys' fees) incurred by the Manufacturer which are caused by the negligent acts or omissions of the Alliance pursuant to this Agreement, except to the extent due to the negligence or willful acts of the Manufacturer.


11.  Limitation of Liability
     -----------------------
The Alliance, its directors, officers, agents and employees shall not be liable to Manufacturer or to any other entity or persons for the acts of omissions of Manufacturer.


12.  Disclosures
     -----------
     a.   Financials
          ----------

     For each fiscal year of Manufacturer with respect to which this Agreement is in effect, the Manufacturer shall provide the Alliance with its annual financial statements within a reasonable time of their preparation. If such statements are not audited, they shall be certified by the President or Chief Financial Officer of the Manufacturer.


     b.   Product
          -------

     The Manufacturer shall assist the Alliance in completing a Product Review for submission of a report on Products to the Council on Children's Hospital Products. The Product Review will typically include a plant tour for review of the manufacturing process and certification by the Manufacturer of the items listed in Exhibit A, attached.

13.  Notice
     ------

Any notice required to be given pursuant to this Agreement shall be in writing, postage prepaid, and shall be sent by first class mail or certified mail, return receipt requested, to Manufacturer or the Alliance at the addresses below. Any party may change the address to which notices are to be sent by notice given in accordance with the provisions of this paragraph. All notices shall be deemed to have been given, and shall be effective, upon receipt by the other party:

               If to Manufacturer:

               President
               Luther Medical Products, Inc
               14332 Chambers Road
               Tustin, CA 92680


               If to Alliance:
               President
               Alliance of Children's Hospitals, Inc
               6803 West 64 Street, Suite 208
               Shawnee Mission, KS 66202

14.  Binding on Successors
     ---------------------
This Agreement is binding upon and inures to the benefit of the parties and their respective legal representative(s), successors, and permitted assigns.


15.  Assignment
     ----------

The Manufacturer may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Alliance, which consent shall not be unreasonable withheld; provided, however, that Manufacturer may assign to any affiliate.

16.  Governing Law/Maintenance of Action
     -----------------------------------
This Agreement has been executed and delivered and shall be construed and enforced in accordance with the laws of the state of Kansas.


17.  Entire Agreement
     ----------------

This Agreement and the attachments hereto contain the entire agreement between the Manufacturer and the Alliance relating to the subject matter of this Agreement. It supersedes all previous contracts and all prior representations or agreements between the parties, whether written or oral, relating to the subject matter of this Agreement, and any matters not expressly incorporated.

18.  Waiver
     ------
Waiver of a breach of any provision(s) of this Agreement shall not be deemed a waiver of any other breach of the same or any different provisions(s).

19.  Headings
     --------
The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.


ATTEST:   ALLIANCE OF CHILDREN'S HOSPITALS, INC.


_____________________________       By___________________________

(Corporate Seal) TITLE _________________________



ATTEST:   MANUFACTURER


_____________________________       By___________________________

(Corporate Seal) TITLE _________________________

                                  APPENDIX 1
                                  ----------


                    ALLIANCE OF CHILDREN'S HOSPITALS, INC.
                              SEAL OF ACCEPTANCE



Camera-ready artwork will be provided following execution of Agreement.

                                  APPENDIX 2
                                  ----------


                    ALLIANCE OF CHILDREN'S HOSPITALS, INC.
            PROVISIONS AND PROCEDURES FOR PRODUCT CONSIDERATION BY
                    COUNCIL ON CHILDREN'S HOSPITAL PRODUCTS


Purpose of the Alliance
- -----------------------
The Alliance of Children's Hospitals, Inc., (Alliance) gathers and disseminates information to assist pediatricians, children's hospitals, related health professionals and parents in the selection and use of products, therapeutic agents and their adjuncts.

The Alliance desires to provide children's health care providers with prompt, reliable information on the status of recently developed hospital and physician products and other products and services relating to children or child health. In evaluating new items, special emphasis is placed on considerations of evidence of safety, child health, nutritional value and/or clinical acceptance under the conditions of use.

The Alliance encourages research in the field of child health.


Articles Considered for Acceptance
- ----------------------------------
Under the Bylaws of the Alliance of Children's Hospitals, Inc., the Alliance is directed "to study, evaluate and disseminate information with regard to pediatric health products and their adjuncts which are offered to the public or to the profession." The Alliance has appointed individuals to its Council on Children's Hospital Products. The Council is responsible for product review and granting licenses for the Alliance's Seal of Acceptance to manufacturers.

Classification of Products Evaluated by the Alliance
- ----------------------------------------------------
Commercial products are examined either upon the request of the manufacturer of distributor or upon the initiative of the Alliance. Any firm may submit its appropriate products to the Alliance for consideration for acceptance. Products will be listed in the Alliance of Children's Hospitals Newsletter and other
                      -------------------------------------------
leading publications for child health if they meet standards of acceptance with respect to usefulness, composition, advertising and labeling. Products are usually accepted for three years. Acceptance is renewable and may be reconsidered at any time. If ownership or manufacturing rights of the product change, the period of acceptance expires automatically unless the Alliance has otherwise given its consent. Products which are obsolete, markedly inferior, useless or dangerous to the health of the user will be declared unacceptable. When it is in the best interest of the public or the profession, the Alliance may submit reports on hazardous and/or unsafe products to the Editor for publication in The Journal of
                                                                  --------------
Pediatrics or other applicable journals. In all cases the manufacturer will be
- ----------
provided a full explanation of all reasons for the non acceptance.

Decisions of the Alliance are based upon the available scientific evidence and product applicability and are subject to reconsider ation at any time that pertinent new evidence becomes available.

Communications with the Alliance shall be in writing and shall be transmitted through the Secretary of the Alliance. The Alliance will feel free to use the information in these communications.

After consideration of a product has been completed, the Alliance will classify the product as accepted or unaccepted.
               --------    -----------

Accepted products include those for which there is an adequate evidence for
- --------
safety and effectiveness. They will be listed in the Newsletter of the Alliance
                                                     --------------------------
of Children's Hospitals and may use the Seal of Acceptance or an authorized
- -----------------------
statement in accordance with the Advertising Standards and assigned license
                                 ---------------------
agreement.

Unaccepted products will include those which the Alliance has determined do not
- ----------
meet the pre-established criteria as set forth in this document.

General Provisions for Acceptance
- ---------------------------------
I.   Composition

     A. Required Information: A quantitative statement of composition shall be provided to the Alliance. Adequate information on the properties of all ingredients shall also be provided when requested. The Alliance shall agree to all necessary confidentiality agreements.

     B. Change in Composition: The firm shall agree to notify the Alliance of any change in composition of an accepted product before the modified product is marketed.

     C. Manufacturing Standards: The firm shall provide, upon request, evidence of compliance with government standards addressing the supervision of qualified personnel and the procedures in place to assure purity and uniformity of products and accuracy of labeling at all manufacturing and laboratory control facilities.


II.  Name
     A. Established or Generic names: The selection and use of established or generic names must conform to the requirements of the Federal Food, Drug, and cosmetic Act.

     B. Trade Names: Proprietary names will be acceptable to the Alliance provided the names meet certain professional standards:

     1. Misleading Names: Names which are misleading or which suggest diseases or symptoms are not acceptable. This provision may not apply to certain biologic products such as serums or vaccines.

     2. Numbers or Initials in Names: The product name shall not include initials or numbers except when deemed necessary to designate the concentration or amount of active ingredient.

     3. Titles in Names: Titles such as Pediatrician, Doctor or Dentist or the designation M.D., D.O., or D.D.S. shall not be included in the name of a product, unless approved by the Alliance at the time the Product is accepted.

     4. Legal Right: Evidence of the legal right to use the name of a product shall be provided to the Alliance.


III. Evidence of Usefulness and Safety

     A. Submission of Evidence: Evidence pertaining to properties, actions, dosage, usefulness, suitability, quality and safety shall be submitted by the firm where applicable and shall meet federal and state requirements for that Product.

     B. Nature of Evidence: The firm shall provide objective data from critical clinical and laboratory studies. Extended clinical experience may be utilized, in part, as a basis for evaluation of a product.

     C. Independent Evaluation: The firm may be required to provide data from independent testing facilities, pertaining to the product's properties, actions, dosage, usefulness, suitability, quality and safety.

IV.  Government Regulations
The manufacturer shall provide appropriate evidence that the product conforms to all applicable laws and governmental regulations.

V.   Promotional Material
     A. Name: The established or generic name of the product shall be displayed in a prominent manner in all promotional material directed to the pediatric profession.

     B. Claims: Claims of significance to pediatric health that appear in labels, labeling or all advertising for products shall be clear and accurate.

     C. Review/Approval Before Use: Pediatric product labeling and advertising/promotional material must be developed in accordance with the Advertising Standards (Appendix 3 of the License Agreement) or be submitted
     ---------------------
     to the Alliance for review and approval prior to use in the public and pediatric media. This review shall be to assure compliance with the Seal of Acceptance advertising standards. If the Alliance does not respond within ten (10) days, the proposed material shall be deemed accepted.

     D. Unwarranted Disparagement of Other Products: Advertising of accepted products shall not result in the disparagement of other useful products.

     E. Point-of-Purchase Advertising: The Alliance's name and the Seal may appear in point of-purchase advertising if it is presented in good taste and professional dignity and is only part of the commercial message.

     F. Implied Acceptance: Accepted products shall not be advertised or displayed with unaccepted products in a manner that implies acceptance of the unaccepted products. This provision does not apply to conventional price lists or catalogs.

     G.   Standards: The advertising must conform to the Advertising Standards.
                                                         ----------------------
     Appendix 3 of the License Agreement.

VI.  Reference to Alliance Acceptance
     A. Purpose: Any reference to the Alliance in labeling or advertising of an accepted product is permitted solely to indicate to the profession or public that the product has been accepted by the Alliance of Children's Hospitals, Inc.

     B. The Seal of Acceptance, except as otherwise provided, may be used after acceptance of the product has been announced or at the discretion of the Alliance. The Seal shall not appear in conjunction with the seal of any other investigative group unless approval for such display has been obtained from the Alliance. The Seal is to be used without comment on its significance unless such comment has been previously approved by the Alliance.

     C. When a statement is authorized by the Alliance to define specifically the areas of usefulness of a product or to indicate its acceptance status, the same principles established for the use of the Seal shall apply.


     D. There shall be no reference to Alliance acceptance in labeling or public advertising for any non prescription product which requires a professional diagnosis for appropriate use.

     E. In the event that the product, based on continued review, is no longer found to be acceptable to the Alliance, the manufacturer agrees to comply to the Advertising Standards of the Alliance and the manufacturer will
            ---------------------
     cease distribution of the product containing reference to the Seal of Acceptance with all deliberate speed but no later than ninety (90) days. All use of the Seal or an authorized statement in connection with the product must be discontinued within ninety (90) days of the date of notification of the firm by the Alliance.

VII.   Changes in Provisions
Any amendment to these provisions which may be made after acceptance of a product shall not apply to such product until the current period of acceptance has terminated. At the end of this period, the product must comply with the amended provisions of acceptance is to be renewed. (This provision shall not apply to termination of acceptance of a product on the basis of new evidence regarding lack of usefulness.)


VIII.  Fees
The Alliance of Children's Hospitals, Inc., at its sole discretion, may require both a fee for initial review of products and an ongoing license fee for products which bear the Seal of Acceptance. These arrangements will be negotiated on an individual basis.

IX.  Council on Children's Hospital Products
The Council on Children's Hospital Products of the Alliance of Children's Hospitals, Inc., is an appointed group charged with recommending the Seal to acceptable products. It may be comprised of the following:

     A.   Representatives of children's hospitals.

     B.   Physicians specializing in pediatrics.

     C.   Registered nurses with expertise in pediatrics

     D. Independent consultant specializing in product liability and quality control issues.


X.   Board of Directors
The Alliance of Children's Hospitals, Inc., Board of Directors shall consist of the following:

     A.   CHCA CEO

     B.   Two Shareholder CEO's

Procedures for Submission of Product
- ------------------------------------
The following procedures have been established or submission of a product to the
Alliance:

     A.   Please send four (4) original trade packages of the product.
                      ----

     B.   Please send two (2) labels from each form of preparation, and four (4)
                      ---                                               ----
     samples of all current and projected advertising, educational material and package inserts.

     C. If the product is submitted for a clinical evaluation, then the manufacturer will supply agreed upon amounts of product at the manufacturer's expense.

     D.   Please supply the following information:

          1. Trade name and all synonyms. Indicate if the name is registered or the label copyrighted.

          2.   Number of any patent relating to the product.

          3. If applicable, the chemical name and chemical formula for each ingredient and the amount of each ingredient per 100 grams of the product.

          4.   Physical constants for all ingredients not listed in the U.S.
                                                                        ----
          Pharmacopeia, or National Formulary: melting point, boiling point,
          ------------     ------------------
          solubility in common solvents, etc., if applicable.
          5. Product specification by type of product suggested usage and productingredients.
          6.   Incompatibilities.
          7. Present standards (U.S.P., N.F. or other standards of purity) and tests for individual ingredients and finished product.
          8. Names of owners, officers of the firm and other individuals who are authorized to furnish information to the Alliance and to make commitments for the firm.
          9. Names and qualifications of scientific personnel responsible for the manufacturing and testing of the product.
          10. Any litigation, claims, disputes, controversies or investigations pertaining to the product or any of its components.
          11. Most recent audited financial statements, annual report or report 10-K. If such statements are not audited, they should be certified by the President or Chief Financial Officer of the company.

     E. Please furnish detailed information concerning the recommended doses and uses and any extension of claims for actions or uses beyond those currently recognized.

          1. It will be necessary to provide adequate evidence for the safety and claimed usefulness of the product. This evidence may be in the form of published reports or unpublished information obtained from appropriate scientific studies employing laboratory, animal and clinical observation.

               a. Evidence should be both sufficient in quantity and adequate in quality to permit sound conclusions. This requirement is especially important since most clinical studies involve subjective interpretations on the part of both the observer and the patient.

               b. In order to provide a sufficient quantity of data, not only should the number of clinical cases available for observation in a single study be adequate, but reports of investigations by several independent groups are usually required.

               c. In order to obtain evidence which is adequate in quality, it is usually necessary in a study to employ placebo controls or comparison products under the same conditions of use as the test drug. It is further essential that, wherever possible, those observations or interpretations be made without either the observer or the patient being aware of which product is employed in each individual case.

                                  APPENDIX 3
                                  ----------


                    ALLIANCE OF CHILDREN'S HOSPITALS, INC.


                             ADVERTISING STANDARDS



Authorized Format
- -----------------
The reproduction of the Seal of Acceptance of the Alliance of Children's Hospitals, Inc. (hereinafter "Alliance"), must be of sufficient size that the type (or wording) is legible and distinct in detailing.


The type style is Helvetica 67. Seal of Acceptance is always in upper and lower case; Alliance of Children's Hospitals, Inc. shall always appear in upper and lower case. The minimum diameter in any reproduction of the Seal art is 1/2" unless otherwise approved by the Alliance.


The Seal's form must always appear as shown in Appendix 1. No portion or detail may be eliminated. (It shall be in wording, form and proportion, an exact reproduction of the logo as shown in Appendix 1.)


If printed in 1 color reproduction: that color shall be black or blue PMS 287. If two color, the star shall be yellow, PMS 116, and the type and other design elements shall be blue, PMS 287.


Authorized Use
- --------------
The Seal may appear, upon granting by the Alliance:

* on tags or labels attached or affixed to the product;

* on the container of the product, provided the container accurately identifies the product contained;

* on package inserts or other material accompanying or promoting the product at the time or point of retail sale;

* in advertisements, except stationery and letterhead, initiated, prepared or authorized by the Advertiser;

* in radio broadcasts and telecasts, only the following statement may be used:
"(Trade name of product) has earned the Seal of Acceptance from the Alliance of Children's Hospitals, Inc." The written broadcast copy in which this statement is used must first be approved in writing by the Alliance, and the Advertiser shall not deviate therefrom. In telecasts the Seal may be televised provided it is of sufficient size to make the wording thereof legible and the detail distinct.


It may not be used on stationery, letterheads, billheads, price lists or business cards without prior written permission of the Alliance. It is not to be used on trucks or vehicles, or affixed to any building windows or doors so as to mislead the public of the scope of approval of the Seal. It may not be used on the covers of catalogs, booklets, etc., when they include merchandise for which the Seal of Acceptance has not been granted. The same condition applies to individual pages or sections or catalog sheets, unless location of the Seal is clearly related to the accepted product(s).


The purpose of these conditions is to insure the integrity of the Seal and its approval for specific products. All other advertising must be submitted in their entirety to the Alliance for review and approval when the materials contain reference to or reproduction of the Seal.


Changes in Product
- ------------------
Regarding changes in the product, see Paragraph 5 of the License Agreement.


Delegation
- ----------
No product supplier or manufacturer may in any manner whatsoever apply the Seal of Acceptance to other products they may manufacture or sell that are similar or dissimilar to the product that has been granted the Seal. The granting of the Seal of Acceptance is the responsibility of the Alliance. Only the Alliance has the authority to grant the Seal for use by any individual, institution, association, firm or corporation, or to any manufacturer, dealer or distributor.

                                   EXHIBIT A
                                   ---------

                      PRODUCTS COVERED BY THIS AGREEMENT



The full range of 23, 23 and 28 gauge single lumen pediatric and neonatal products, of various lengths, supplied with or without procedure trays. Note that the 23 gauge products are manufactured from silastic material while all other catheters are manufactured from polyurethane.

The 20 gauge dual lumen polyurethane catheter, with or without procedure tray.

The "L-Cath for Ports" port access device (an alternative to a Huber needle). Note that the seal and applicable royalty apply only to "L-Cath for ports" sold to CHCA hospitals.

The product numbers are as follows:

Placement set of Catheter plus needle  Placement set plus procedural tray
- -------------------------------------  ----------------------------------

Pediatric, 24 gauge
PE-24PC8T            8cm. fixed length            PE-24PC8TK
PE-24P19             19cm.  "           "         PE-24P19K
PE-24P30             30cm.       "     "          PE-24P30K
PE-24PIC30           30cm. trimable               PE-24PIC30K
Pediatric, 23 gauge
PE-23PIC30S (30cm. trimable silastic w/needle)    PE-23PIC30SK
PE-23PIC30ST (30cm. trimable silastic w/T-Peel)   PE-23PIC30STK
Neonatal, 28 gauge
NE-28NN8             8cm. fixed length            NE-28NN8K
NE-28NN14            14cm.  "       "             NE-28NN14K
NE-28NN20            20cm.  "       "             NE-28NN20K
NE-28NN25            25cm.  "       "             NE-28NN25K
NN-28PIC25           25cm. trimable               NE-28PIC25K

Pediatric/neonatal procedural tray only
- ---------------------------------------
PE-NN-01

Dual Lumen 20 gauge catheter and introducer (T-Peel or needle)
- --------------------------------------------------------------
PE-20PIC60D (with needle)   PE-20PIC60DK (plus a procedure tray)
PE-20PIC60DT (with T-Peel)  PE-20PIC60DTK (plus a procedure tray)

L-Cath for Ports
- ----------------
PE-20 PAC5 (5cm long 20 gauge)
PE-20PAC5E (as above with extension set included)
PE-22PAC5 (5cm. long 22 gauge)
PE-22PAC5E) (as above with extension set)

                                CHCA HOSPITALS

HOSPITAL                                     STATE           CITY
- --------                                     -----           ----
Children's National Medical Center                           Washington, DC
The Children's Hospital                      Alabama         Birmingham
Arkansas Children's Hospital                 Arkansas        Little Rock
Children's Hospital and Health Center        California      San Diego
Children's Hospital Medical Center
  of North. CA                               California      Oakland
Children's Hospital of Los Angeles           California      Los Angeles
Children's Hospital of Orange County         California      Orange
Valley Children's Hospital                   California      Fresno
Lucile Salter Packard Children's
  Hospital                                   California      Palo Alto
The Children's Hospital                      Colorado        Denver
All Children's Hospital                      Florida         St. Petersburg
Miami Children's Hospital                    Florida         Miami
Egleston Children's Hospital                 Georgia         Atlanta
The Children's Memorial Hospital             Illinois        Chicago
Children's Hospital                          Louisiana       New Orleans
Children's Hospital                          Massachusetts   Boston
Children's Hospital                          Michigan        Detroit
St. Louis Children's Hospital                Missouri        St. Louis
The Children's Mercy Hospital                Missouri        Kansas City
Children's Memorial Hospital                 Nebraska        Omaha
Children's Hospital of Buffalo               New York        Buffalo
Children's Hospital                          Ohio            Columbus
Children's Hospital Medical Center           Ohio            Cincinnati
Children's Hospital Medical Center
  of Akron                                   Ohio            Akron
The Children's Medical Center                Ohio            Dayton
Children's Hospital of Pittsburgh            Pennsylvania    Pittsburgh
The Children's Hospital of Philadelphia      Pennsylvania    Philadelphia
Le Bonheur Children's Medical Center         Tennessee       Memphis
Children's Medical Center of Dallas          Texas           Dallas
Cook-Fort Worth Children's
  Medical Center                             Texas           Fort Worth
Driscoll Children's Hospital                 Texas           Corpus Christi
Texas Children's Hospital                    Texas           Houston
Children's Hospital of the
  King's Daughters                           Virginia        Norfolk
Children's Hospital and Medical Center       Washington      Seattle
Children's Hospital of Wisconsin             Wisconsin       Milwaukee